Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment to the Agreement and Plan of Merger (this “Amendment”) dated as of July 10, 2013 is by and among Integrated Electrical Services, Inc., a Delaware corporation (“Parent”), IES Subsidiary Holdings, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and MISCOR Group, Ltd., an Indiana corporation (the “Company”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company (collectively, the “Parties”) entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 13, 2013, providing for, among other things, the merger of Company with and into the Merger Sub with the Merger Sub continuing as the surviving corporation; and

WHEREAS, the Parties desire to amend the Merger Agreement as provided herein; and

WHEREAS, Section 8.2 of the Merger Agreement requires all parties to the Merger Agreement to sign any instrument that amends the Merger Agreement.

NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth herein and in the Merger Agreement, the Parties agree as follows:

AGREEMENT

1. Definitions. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Merger Agreement.

2. Termination Date. The definition of “Termination Date” in Section 1.1 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

““Termination Date” means October 31, 2013 or such later date to which the “Termination Date” shall be extended pursuant to Section 5.5.”

3. Election. The last two sentences of Section 2.5(b) of the Merger Agreement are hereby deleted in their entirety and replaced with the following:

“Any holder of Non-Election Shares shall be deemed to have made an election to receive the Parent Stock Consideration; provided, however, that if the Parent Common Stock Value is less than $4.024 then any holder of Non-Election Shares shall be deemed to have made an election to receive Cash Consideration and such Non-Election Shares shall be deemed to be Cash Election Shares. Parent and the Company may agree to extend such deadline to such other date as is agreed to by Parent and the Company, and the Company and Parent shall make a public announcement of such new Election Deadline, if any.”

4. Effect on the Merger Agreement.

(a) On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import shall mean and be a reference to the Merger Agreement as amended hereby. References in the Merger Agreement to the “date hereof” or the “date of this Agreement” shall be deemed to refer to March 13, 2013.

(b) Except as specifically amended by this Amendment, the Merger Agreement shall remain in full force and effect and the Merger Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

4. Applicable Law. This Amendment shall be governed in all respects, including validity, interpretation and effect, by the Laws of the State of Delaware (including the Laws of Delaware with respect to statutes of limitation and statutes of repose).

5. Headings. The headings in this Amendment are for convenience only, do not constitute any part of this Amendment, and shall be disregarded in construing the language hereof.

6. Severability. The provisions of this Amendment will be severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Subject to the preceding sentence, any term or provision of this Amendment that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed modified to the minimum extent necessary to make such term or provision valid and enforceable, provided that if such term or provision is incapable of being so modified, then such term or provision shall be deemed ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction. If any provision of this Amendment is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

7. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties whether such delivery is by physical delivery or by means of a facsimile or portable document format (pdf) transmission, it being understood that all Parties need not sign the same counterpart.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives, on the date first written above.

Company:

MISCOR Group, Ltd., an Indiana corporation

By:	/s/ Michael P. Moore
Name:	Michael P. Moore
Title:	President and Chief Executive Officer

Parent:

Integrated Electrical Services, Inc., a Delaware corporation

By:	/s/ James M. Lindstrom
Name:	James M. Lindstrom
Title:	Chief Executive Officer

Merger Sub:

IES Subsidiary Holdings, Inc., a Delaware corporation

By:	/s/ James M. Lindstrom
Name:	James M. Lindstrom
Title:	President